Exhibit 15.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference into (a) Registration Statement No. 333-208911 on Form S-8, (b) Registration Statement No. 333-259445 on Form F-3, (c) Registration Statement No. 333-258254 on Form F-3 and (d) Registration Statement No. 333-255973 on Form F-3, of our report dated May 1, 2023 relating to the consolidated financial statements of Ferroglobe PLC, appearing in this Annual Report on Form 20-F of Ferroglobe PLC for the year ended December 31, 2023.

/s/ Deloitte, S.L.

Madrid, Spain

May 13, 2024